SUPPLIER MASTER SERVICES AGREEMENT

Effective Date: 08/10/2021

Party:	GUIDANT	SUPPLIER
Name:	Guidant Global, Inc.	Devcool Inc
Address:	27777 Franklin Rd., Suite 600 Southfield, MI 48034	5890 Stoneridge Dr #107 Pleasanton, CA 94588
Incorporation:	Michigan	California

1. Guidant Global, Inc. ("Guidant") and its customer (as defined below and referred to herein as "Customer") have entered into a Master Services Agreement ("MSP Agreement"), pursuant to which Guidant has agreed to provide managed supplier services to Customer.

2. In connection with the performance of Guidant's obligations to Customer under the MSP Agreement, Guidant desires to retain the Supplier named above ("Supplier"), and Supplier desires to supply, such services as may be specified on an Assignment for the purpose of providing such services to Customer.

NOW, THEREFORE, Supplier and Guidant hereby agree as follows:

DEFINITIONS

TERM	DEFINITION
Assignment	The electronic form generated by Guidant in the VMS System when a Contingent Worker(s) is/are selected to perform the services requested in a requisition.
Bill Rates	The amounts charged by Suppliers in connection with the work performed by their respective Contingent Workers. Such amounts will be invoiced by Guidant to Customer in accordance with the terms of this SMSA.
Compliance Date	The date(s) on which Guidant and the Suppliers commence implementation of the various components of the MSP Program with respect to each other. Compliance Dates shall be set on a facility-by-facility basis at the discretion of Customer, in consultation with Guidant.
Contingent Worker	An individual employed or otherwise engaged by one of the Suppliers providing services through the MSP Program.
Customer	City of Hope National Medical Center, City of Hope Medical Foundations, Beckman Research Institute of the City of Hope, and City of Hope
Effective Date	The date that this SMSA is valid and binding.
MSP	Guidant
MSP Program	The contract workforce management program which has outsourced responsibility for managing processes relating to staff augmentation, labor procurement and management to be administered by the MSP for the benefit of Customer.

TERM	DEFINITION
Party(ies)	In the singular, either Supplier or Guidant as context may so dictate, or in the plural, both Supplier and Guidant.
Personnel	A Party's directors, officers, employees (including Supplier's Contingent Workers), non-employee workers, agents, auditors, consultants, contractors and subcontractors (but excludes the other Party and all third parties claiming through the other Party).
Requisition	The electronic request form generated by the Customer in the VMS System which describes the activities and Bill Rates for Contingent Worker(s).
Services	The services that are to be furnished by Supplier to Customer or Guidant under this SMSA.
VMS System	The web-based application utilized by the Parties for managing and monitoring the various aspects of the MSP Program. For purposes of this SMSA the VMS System shall be the Beeline system provided by Customer.
Work Order	The Assignment initiated by the PMO and accepted by a Supplier in the VMS System that serves as the written confirmation of the project the Contingent Worker is assigned to, the selection of the Contingent Worker to that project, the length of time, and the confirmation of the rate to be paid by Guidant to a Supplier.

Section 1: Term and Termination

1.1 **Term**. The term of this Supplier Master Service Agreement ("SMSA" or "Agreement") shall commence as of the Effective Date and shall continue in effect until superseded or otherwise terminated in accordance with the terms of this Agreement or the agreement of the Parties.

1.2 **Termination.**

1.2.1 Termination for Cause. Either Party may terminate this SMSA if the other Party breaches a material obligation and fails to cure the breach within thirty (30) days following the date the other Party has received notice of the breach and demand for cure. Termination of this SMSA for breach shall be without prejudice of any damages the terminating Party may claim.

1.2.2 Termination for Convenience. Guidant may terminate this SMSA without cause, at any time in its sole discretion, by serving Supplier with a notice of termination.

1.3 **Termination for Insolvency.** A Party will be deemed in material breach of this SMSA if such Party becomes or is declared insolvent or bankrupt, is the subject of any proceedings relating to its liquidation or insolvency, or for the appointment of a receiver, conservator, or similar officer, is unable to pay its debts as they become due, makes an assignment to or for the benefit of its creditors, or ceases to conduct business for any reason on an ongoing basis leaving no successor in interest and in such event, Guidant may terminate this SMSA upon notice to Supplier.

1.4 **Termination upon Cancellation of MSP Program**. In the event that Customer terminates, cancels or suspends the MSP Program with MSP, then this SMSA will terminate commensurate with the termination of the MSP Program upon notice to Supplier. In addition, upon Customer's termination or cancellation of the MSP Program, at Customer's request, Guidant shall have the

ability to assign this SMSA to Customer or to a successor managed services provider designated by Customer,

1.5 **Orderly Transfer**. Upon the expiration or termination of this SMSA for any reason whatsoever (including a breach by either Party), Supplier will provide such information, cooperation and assistance to Guidant and Customer, as Guidant or Customer may reasonably request, to assure an orderly return or transfer to Guidant or Customer or their designee of all proprietary data (and related records and files) and materials of Guidant or Customer, and all Work Product (in its then current condition) for which payment has been or is made.

1.6 **Transition Option.** In the event a) Guidant terminates this SMSA for cause pursuant to this Agreement or b) Supplier terminates this SMSA at its convenience pursuant to Section 1.2.2, at Customer's option and per Guidant's request, any or all Contingent Workers then on Assignment at Customer may have the option of being transitioned to the payroll of any other supplier chosen by Guidant for purposes of continuing their performance and fulfillment of services for Customer. Supplier agrees not to interfere with any transition so undertaken including, but not limited to, waiving any non-compete agreements Supplier may have with its Contingent Workers.

1.7 **Termination of Contingent Worker Assignments**. Guidant may, at the direction of Customer, terminate any Assignment at any time, with or without cause, without responsibility. In such case, Supplier shall be paid for the services rendered under the Assignment until the termination becomes effective.

1.8 **Fraudulent Time Records.** The submission by Supplier or any Contingent Worker of any fraudulent time records is cause for immediate termination of this SMSA and/or the Assignment. In the event of such termination, Guidant may withhold payment for any time that Guidant reasonably believes may be fraudulent until a complete audit of such time records has been performed. Supplier will not supply any Contingent Worker whom Supplier knows, or has reason to believe, has engaged in fraud. Upon becoming so aware, Supplier shall immediately inform Guidant, and Guidant shall immediately notify Customer, and an audit of the time records submitted by such Contingent Worker shall be made at Supplier's expense. If the submission of fraudulent records occurs on more than one occasion and Supplier is found to have been aware of the fraudulent activity and failed to report and correct such activity, Customer may at its sole option terminate Supplier's designation as an authorized participant in the MSP Program.

Section 2: Performance of Services and Supplier Responsibilities

2.1 Supplier shall provide those Services described in the Assignment and those identified as Supplier responsibilities in the Responsibility Matrix in **Exhibit A**.

2.2 Supplier shall perform the Services in compliance with the Supplier Matrix Table set forth in **Exhibit B**.

2.3 Subject to the terms of this SMSA, Supplier shall have complete discretion in the methods and techniques used in rendering Services to Guidant or Customer, including recruiting, sourcing, screening and placement of Contingent Workers, as well as counseling, disciplining, and terminating Supplier's Contingent Workers, provided that no methods or techniques used therein shall be in violation of any applicable local, state or federal code, statute or regulation or any policy of the Customer. Supplier's Contingent Workers will perform Services at a facility or in an environment controlled by Customer, and Customer shall be entitled to exercise control over the results of the Services to assure satisfactory performance, including the right to inspect, the right to stop performance of the Services, the right to make suggestions or recommendations as to the details of the Services and the right to propose modifications to the Services.

2.4 Supplier agrees to provide a primary point of contact for each Customer region and to provide an experienced, dedicated, national account manager. Supplier shall also identify a secondary point of contact. Supplier's account manager shall, among other things, participate in review sessions on an as needed basis with Guidant as well as participate in quarterly supplier reviews based upon a supplier scorecard. Supplier's account managers must respond to a Guidant request for information within twenty-four (24) hours. Supplier shall identify its primary and secondary points of contact below. Include name, title, address, phone number and e-mail address.

Primary Point of Contact	Secondary Point of Contact
Sandeep Deokule CEO 5890 Stoneridge Dr #107, Pleasanton, (415-656-9669	Dipa Rangarjan Operations 5890 Stoneridge Dr #107, Pleasanton, Ca 9 201-600-2164

2.5 Prior to utilizing the VMS System, Supplier shall execute a license agreement with the VMS provider. Supplier shall, at its cost, engage in and provide to its Contingent Workers training on the VMS System so as to ensure accurate and effective utilization of the VMS System.

Section 3: Requisition Process

3.1 Upon receiving Requisitions from Customer, Guidant will contact Supplier through the VMS System to request Contingent Workers to perform the services described in a Work Order.

3.2 Confirmation; Assignment. Included within the VMS System is a Work Order which, when completed, serves as the written confirmation of the selection of the Contingent Worker, the confirmation of the rate to be paid by Customer to Guidant for the Contingent Worker's services through the Supplier and the detail of reimbursable expenses or taxes payable thereunder and other applicable terms and conditions. Modifications to any Work Order including classification changes may occur at any time upon notice to Supplier before they have been accepted by Supplier and shall be documented on-line by the amendment application. No services may begin prior to finalization of a Work Order.

3.3 Contingent Worker Information. Prior to the commencement of the performance of any services by a Contingent Worker of Supplier, Supplier will provide Guidant with all information requested with respect to each such Contingent Worker that is specified in the Work Order.

3.4 Changes to Services. Guidant reserves the right to amend the terms of an Assignment and/or Work Order, including the price, based upon the requirements provided by Customer. Such changes will not affect any Services already completed by Supplier.

3.5 Use of VMS System. Supplier shall exclusively utilize the VMS System for all responses to Requisitions, all Contingent Worker time entries, all submittals of approved expenses for reimbursement and all adjustments or corrections to same.

3.6 Contact with Customer. All Customer requests for Services and related matters will be exclusively directed to and handled by Guidant unless otherwise requested by Customer. Supplier will receive all requirements directly from Guidant and Supplier will, in turn, submit all required information to Guidant for consideration by Customer. Supplier may generally engage in direct communication with the Customer concerning Contingent Worker performance and the nature, scope and timing of a Work Order, but shall not directly request new Services, Work Orders or Requisitions from Customer's hiring managers or other authorized personnel.

3.7 Volume of Services. Supplier shall have no obligation to deliver, and Guidant shall have no obligation to pay for, any preset volume of services. Supplier is not guaranteed any specified volume of Services or Work Orders.

3.8 Work Order Cancellation. Guidant may cancel, without charge or other financial obligation, any Work Order at any time prior to commencement of the services by the Contingent Workers.

3.9 Maximum Length of Contingent Worker Assignments. Contingent Workers shall not work in excess of twenty-four (24) months at Customer. A Contingent Worker's Assignment may be extended to a maximum of six (6) months with approval from the Customer. Contingent Workers who have reached a maximum amount of twenty-four (24) months' service as determined by the Client may not return to an Assignment with Customer until they have exceeded a six (6) month waiting period.

3.10 Previous Customer Assignment or Employees. Supplier shall notify Guidant prior to any candidate submittal if such candidate was, to Supplier's knowledge, ever a Customer employee, temporary worker or contract staff.

3.11 Other Supplier Personnel. Supplier agrees that it will not knowingly entrust a Contingent Worker with the rendering of Services that currently is assigned to a Customer facility by another supplier, or, within the prior thirty (30) day period, has been so entrusted through another supplier but did not finish the services based on the original or extended services end date, unless otherwise approved by Guidant through consultation with Customer.

3.12 On-Boarding/Off-Boarding. Before a Contingent Worker is confirmed on a Work Order with Customer, Supplier must verify completion and compliance for all required on-boarding requirements and documents by completing and submitting an On-Boarding/Off-Boarding Checklist via the VMS System.

Background and/or Drug Screening as applicable: Before a Contingent Worker begins performing services for Customer, Supplier will ensure the completion of background and/or drug screening of the Contingent Worker in accordance with the requirements set forth in **Exhibit C** and verify the completion via the VMS System. Supplier will not be reimbursed for the costs of background screening and drug screening, if any.

3.13 Supplier Certification. Supplier hereby certifies under penalty of perjury that Supplier has not been convicted of a criminal offense related to health care, is not currently debarred, excluded or otherwise ineligible for participation in federally funded programs and has not arranged or contracted (by employment or otherwise) with any employee, contractor, or agent that it knew or should have known are excluded from participation in any federal health care program, and will not arrange or contract with any such individuals or entities during the term of this SMSA. Supplier agrees to notify Guidant in writing immediately of any threatened, proposed or actual conviction relating to health care, of any threatened, proposed or actual debarment or exclusion from participation in federally funded programs, of Supplier or any employee, contractor or agent of Supplier. Any breach of this section of the SMSA by Supplier shall be grounds for immediate termination of this SMSA.

Section 4: Rates, Fees, Billing and Payment for Services

4.1 Rates. Rates charged by Supplier for its Services shall be set in the VMS System. Overtime rates for all non-exempt positions shall be set forth in each Work Order. Overtime rates for exempt Contingent Workers shall not exceed 1.00 multiplied by the straight-time Bill Rate for overtime. Overtime rates for all non-exempt positions shall be set forth in each Work Order shall not exceed

1.4 multiplied by the straight-time Bill Rate for overtime and 1.8_multiplied by the straight-time Bill Rate for double-time. All overtime must be preapproved by Customer prior to any Contingent Worker invoicing overtime. In the event overtime is not approved and Contingent Worker invoices such overtime, Customer shall have the right to reject overtime hours. Nevertheless, Supplier shall at all times be required to pay Contingent Workers all overtime pursuant to relevant federal or state laws.

4.2 Increase in Burden. In the event Supplier, as employer of a Contingent Worker, is obligated or liable for additional payment of taxes or premiums for workers compensation, unemployment insurance, disability, social security or any other statutory requirements of any nature, whether mandated by federal, state, local or municipal law or regulation, Supplier may petition Guidant for the cost of any such amounts to be passed through to Customer (without markup) by means of a corresponding increase in the Bill Rate. Guidant will consult with Customer to jointly determine whether such request shall be approved or denied. Guidant and Customer shall never be obligated to pay any penalties or interest in connection with such obligations.

4.3 Fees. At the commencement of the MSP Program, any existing Supplier billing amounts and straight-time labor Bill Rates provided to Customer will continue to apply and are subject to the MSP Fee (defined below). Any overtime rates will be subject to the multipliers set forth in Section 4.1. Modifications to billing amounts and Bill Rates shall be made in the VMS System and are subject to Customer approval. All compensation paid to Supplier shall be subject to a Managed Staffing Provider Fee ("MSP Fee"), which is a percentage of the total amount of the gross amount billed by Suppliers (excluding expense reimbursements, taxes, levies and/or duties) for all Contingent Workers billed through the MSP Program. The MSP Fee will be reduced from Supplier's billing amounts prior to payment being made to Supplier, but in no manner affect the Contingent Worker's rate of pay. As of the Compliance Date, the MSP Fee is as follows: 2.840% which includes 0.55% for the VMS system.

4.4 Billing Procedure. Supplier will cause each of its Contingent Workers to comply with the VMS System procedures to submit time on a weekly basis for all work completed, and to secure the approval of the Customer representative for all hours worked. Guidant will only pay the Supplier for those hours approved in the VMS System. Supplier hardcopy timesheets will not be accepted for payment. All reporting, billing and invoicing shall be directed to Guidant only and Supplier will not otherwise report, bill or invoice Guidant or Customer for the Services. Any time that is not submitted within forty-five (45) days after the date the work was actually completed shall be deemed untimely and waived by Supplier.

4.5 Expenses. Supplier shall only be reimbursed for Customer approved, documented expenses that comply with Customer's expense policy that are disclosed to the Supplier, which must be submitted in the VMS System as they are incurred, at cost and without mark-up. Any expenses incurred by Supplier for outside training courses taken by Supplier's Contingent Workers are not reimbursable. Any expenses that are not submitted within forty-five (45) days after incurred shall be deemed untimely and waived by Supplier.

4.6 Timing of Payment. Guidant will submit a consolidated weekly invoice to Customer for the services provided. Under the MSP Agreement, Customer has agreed to pay Guidant all undisputed amounts within thirty-eight (38) calendar days of its receipt of the consolidated weekly invoice from Guidant. Guidant will then remit payment to Supplier within seven (7) calendar days after it receives payment from Customer.

4.7 Manner of Payment. Payments made under this SMSA shall be made by Automated Clearing House (ACH) payments in immediately available funds to such bank account as Supplier may designate

provided, however, if payment by ACH is not possible, payment shall be made by bank wire transfer or other mutually agreed upon payment method. Payment will only be made for time or other miscellaneous items properly reflected and approved by Customer in the VMS System.

4.8 Payment to Contingent Workers. Payment by Guidant to the Supplier will constitute full and complete payment for the Services. Supplier will be solely responsible for all compensation due to its Contingent Workers.

4.9 Payment Disputes. In the event Guidant disputes, in good faith, any portion of the invoice submitted by Supplier, Guidant will pay undisputed portion in accordance with this Section 4 and give Supplier notice and an explanation of the dispute.

4.9.1 If requested, Supplier will promptly provide reasonably detailed additional information on fees and expenses sufficient to answer any Guidant or Customer concerns or questions pertaining to the payment obligation(s). Such additional information shall be supplied within ten (10) business days of being requested. Payment on questioned items may be delayed until receipt of such information and resolution of any concerns or questions; it shall not be considered a default of any Party's payment obligations under this SMSA or under any amendment to this SMSA, unless specifically stated therein.

4.9.2 Within sixty (60) days of receipt of payment from Guidant, Supplier must bring to Guidant's attention any errors or omissions relating to payment. Payment issues not raised within such sixty (60) day limit are deemed waived.

4.9.3 In the event that Supplier is overpaid in error, Guidant will be entitled to deduct any overpayments from Supplier's next scheduled payment.

4.10 Conditions of Payment. Guidant shall never be obligated to pay Supplier under any circumstances, unless and until payment is received from Customer by Guidant, covering the services for which Supplier has submitted an invoice. This is a condition precedent to any obligation of Guidant and shall not be construed as a time of payment clause. This provision governs all other portions of this SMSA, and any conflicting language shall be modified or deemed to be consistent with this Section 4. Supplier agrees that once payment is made to Guidant, Supplier shall look only to Guidant for payment of amounts due to it and releases Customer from any further liability for such payments.

4.10.1 It is agreed that Supplier relies on the credit of Customer, not Guidant, for payment for its Services. Notwithstanding any contrary payment terms provided for in this Agreement, Supplier agrees that in the event of Customer's delay, failure, refusal or inability to pay Guidant for the Supplier's Services, Guidant shall have no obligation to pay for such Services. It is further agreed that if payment under such circumstances is made by Guidant to Supplier, Guidant shall be entitled to recover the full amount of such payment from Supplier or to deduct such amount by offset from any payments then or thereafter due to Supplier.

4.10.2 Bankruptcy. Supplier agrees that in the event that any payment received by Guidant from Customer on account of Services provided by Supplier is determined to be a preference payment under the bankruptcy laws of the United States and is required by a court of competent jurisdiction to be repaid by Guidant to Customer, to the extent that such preference payment included sums which have been paid to Supplier in respect of Supplier's invoices, Supplier shall, within five (5) business days of receipt of notice from Guidant of such event, repay and return to Guidant the amount of such preference payment, and Supplier shall indemnify and hold Guidant harmless from any and all such preference claims. Supplier assumes all risk of non-payment by Customer, including but not limited to any credit risk associated with Customer.

4.11 Direct Hire of Contingent Workers. Customer may directly hire or contract with any Contingent Worker. Customer shall not be obligated to pay Supplier any right to hire fee for Contingent Workers pre-identified by Customer. Customer shall provide to Guidant for payment to Supplier a right to hire fee for other Contingent Workers as set forth below:

# of hours of service by the Contingent Worker	Applicable Fee as % of first year salary of Contingent Worker
0 – 520 hours	20%
521 hours +	0%

Section 5: Taxes

5.1 With regard to the Supplier's Personnel who deliver the Services to Customer pursuant to this SMSA, Supplier will be solely liable for and shall not be allowed to bill to Customer or Guidant for any Federal, state, or local taxes, including but not limited to, Federal Insurance Contributions Act ("FICA"), Federal Unemployment Tax Act ("FUTA") and State Unemployment Insurance ("SUI"), and (with the exception of Section 5.2) federal, state or local taxes based on or measured by Supplier's property, capital, income or receipts. Neither Customer nor Guidant will have any obligation to withhold Federal, state, or local income tax, or employee's portion of FICA or other payroll taxes, from any Personnel assigned by Supplier to provide Services under this SMSA; nor will Guidant or Customer have any liability for any FICA, FUTA, or SUI contributions or other payroll taxes on behalf of any Personnel assigned by Supplier. Supplier agrees to defend, indemnify and hold harmless Guidant and Customer from and against any liability for premiums, contributions, or taxes payable under any workers' compensation, unemployment compensation, disability benefits, old age benefits, employee benefits payments, or tax withholdings with respect to any Contingent Workers.

5.2 In the event any federal, state and local sales, use, excise, value-added or other like tax payments are due under law on the amounts billed by Guidant to the Customer on behalf of the Supplier, Guidant shall include such taxes in its invoices to Customer, and Customer shall pay Guidant the amount of such taxes invoiced. Guidant will remit payment of any tax listed in this section on behalf of Supplier directly to any federal, state or local agency. Supplier agrees to cooperate with Guidant in calculating and payment of such taxes and in responding to any related federal, state and local audits. Nothing in this paragraph shall be deemed to refer to payroll, unemployment, or income taxes described elsewhere in this SMSA.

5.3 Supplier will timely file all its applicable tax returns, including but not limited to, income tax returns, sales and use tax returns, payroll and employment tax returns, and information returns required by law, in a manner consistent with its status as an independent provider of Services and as employer of the Contingent Workers. Supplier will make all required payments and deposits of taxes as required by law in a timely manner.

Section 6: Compliance with Applicable Law and Policies

6.1 Compliance with Law. Each Party shall comply with all applicable federal, state and local statutes, ordinances, rules, laws and regulations, domestic or foreign, relating to its activities and obligations under this Agreement, including, as applicable, all laws regarding discrimination, harassment,

retaliation, privacy, data security, time off and wages and hours. Supplier has and shall maintain throughout the term of this Agreement: (i) all professional and business licenses, certifications and similar requirements as required by law and (ii) all accrediting requirements to perform the Services under this Agreement. The Parties agree to the Data Privacy Addendum attached as Exhibit D to this SMSA.

6.2 Affordable Care Act. Supplier must offer Affordable Care Act and regulations ("ACA") compliant medical coverage to all of its Supplier Personnel who are assigned to engagements with Customer for 30 hours a week or more no later than 90 days of the start of the engagement in accordance with the ACA. Such medical coverage shall be "affordable" and "minimum value" as those terms are defined in the ACA. If Supplier receives notice from a government agency that such medical coverage is noncompliant or that a penalty will be assessed, Supplier must provide written notice to Customer within 30 days. The Parties acknowledge that the fee paid to Supplier for Services under this SMSA contemplates the cost to Supplier to provide ACA compliant medical coverage to employees enrolled in Supplier's medical plan.

Supplier will indemnify and defend Customer and Guidant from and against all damages arising out of a claim by a third party against Customer or Guidant resulting from or alleged to have resulted from a breach of this Affordable Care Act provision.

6.3 Compliance with Customer's Rules. As communicated to Supplier in writing, Supplier agrees (and shall cause all Supplier Personnel to so agree) to abide by all of Customer's rules and regulations while on Customer's premises or performing the Services, including, but not limited to, safety, health and hazardous material management rules, and rules prohibiting misconduct on Customer's premises including, but not limited to, use of physical aggression against persons or property, harassment and theft. Supplier Personnel will perform only those Services identified in the applicable Work Order(s) and will only work in areas designated by Customer for such Services.

6.4 Export Controls. Unless authorized by U.S. regulation or Export License, neither Party will export or re-export any software or technology received from the other party in association with the Services provided under this Agreement, or the direct product thereof to (a) any country (or nationals thereof) in Country Group E of the Export Administration Regulations of the Department of Commerce (see http://www.BIS.doc.gov) or any other country subject to sanctions administered by the Office of Foreign Asset Control (see http://www.treas.gov/ofac/); or (b) any non-civil (i.e. military) end-users or for any non-civil end-uses in any country (or nationals thereof) in Country Group D:1 of the Export Administration Regulations, as the same may be revised from time to time. More specific certifications may be required for strong encryption products. This provision shall survive any termination or expiration of this Agreement.

6.5 Nondiscrimination. Supplier shall not discriminate against any employee or applicant for employment with respect to the terms and conditions of his or her employment on the basis of age, sex, race, color, creed, sexual orientation, gender identity, national origin, ancestry, handicap, disability, or any other category protected by law or in retaliation for bringing a formal or informal complaint or supporting a complaint regarding any of the above discrimination or regarding harassment. Supplier agrees to undertake outreach and positive recruitment activities that are reasonably designed to effectively attract minorities, women, veterans and individuals with disabilities in accordance with federal, state and local statutes, ordinances, rules, laws and regulations. Suppliers shall agree to contact appropriate recruitment sources to indicate general opportunities available and to request referrals to such sources.

Section 7: Representations and Warranties

7.1 Standard of Service. Supplier represents and warrants that the Services shall be performed by qualified personnel of Supplier in a good, workmanlike manner, in conformity with the highest professional and ethical standards, applying sound principles, practices and procedures, and in an expeditious and economical manner consistent with the best interests of Customer and best practices in the industry for which the Supplier employee is providing Services, as well as in the temporary staffing industry. Supplier shall re-perform Services not in conformance with the foregoing, provided that Guidant or Customer notifies Supplier in writing within thirty (30) days of such performance. Supplier will have the meetings and communications with Customer as reasonably requested by Customer.

Supplier further represents and warrants:

a) That it will perform the Services hereunder to the best of its abilities;

b) that it will provide the Services in accordance with the highest industry standards and in accordance with this SMSA and any instructions or specifications provided by Customer from time to time;

c) that any Deliverables or Work Product you create or provide under this SMSA will conform to any applicable specifications, will be free from any defects, and will be fit for the particular purpose for which they are intended; and

d) that it will comply with all applicable orders, rules, laws and regulations, including without limitation all export or import laws and regulations, and all Customer policies and procedures applicable to vendors, including without limitation, the False Claims Act policy, available on Customer's website or upon request. Supplier will provide documentation of any licenses, permits, registrations, certifications or qualifications required to perform the Services upon Customer's and/or Guidant's request.

7.2 Authority. Each Party represents and warrants that it has all rights and authority required to enter into this SMSA and each Assignment.

7.3 Non-Violation. Supplier represents and warrants that the rendering of Services by Supplier's Contingent Workers to Customer pursuant to this SMSA does not violate any provision in any agreement between and among Supplier, its Contingent Workers and/or any third party, and do not and shall not infringe or otherwise violate any trademark, patent, copyright, trade secret or other rights of any third party.

7.4 Contingent Worker Qualifications. Supplier represents and warrants that each Contingent Worker rendering services under this SMSA meets the requirements, including appropriate licensure and certification, necessary to perform such services. The resumes of all Contingent Workers provided under this Agreement are current and accurate.

7.5 Non-Disruption. Supplier represents and warrants that neither Supplier, nor its Contingent Workers, shall intentionally disrupt or interfere with the operation of Customer or take possession of any of its documents (or copies of documents), products, software, hardware or equipment, or those of its employees, consultants or agents.

7.6 Antibribery, Personal Dealings and Non-Subornation. Supplier represents and warrants that it has not and will not make (or offer to make) any unlawful payments to or confer (or offer to confer) any benefit upon any foreign government official, any officer or employee of a public international organization, any foreign political party or official thereof or any candidate for foreign political office in violation of applicable antibribery laws or regulations, including the U.S. Foreign Corrupt Practices

Act. Supplier represents and warrants that no officer, director, employee or any of their immediate family members has received or will receive anything of value of any kind from Customer or Guidant or their respective personnel in connection with this SMSA. Supplier represents and warrants that it has not and will not make (or offer to make) any payments to or confer (or offer to confer) any benefit upon, any employee, agent or fiduciary or any third party, with the intent to influence the conduct of such employee, agent or fiduciary in any manner relating to the subject of this SMSA.

Section 8: Right to Audit

8.1 Rights. Guidant, Customer or their outside auditors may, from time to time and upon reasonable notice to Supplier, audit, examine, and make copies of or extracts from Supplier's business records to verify that Supplier's invoices were true and correct and to verify Supplier is in compliance with the terms of this SMSA. Supplier shall disclose pay rates and bill rates for its W-2 employees if requested.

8.2 Record Retention. Supplier shall maintain its business records relating to this Agreement for a period of six (6) years after the expiration of this Agreement and Guidant's final payment, and Guidant, Customer or their outside auditors may audit such business records during such six (6) year period of time as it deems necessary.

Section 9: Confidentiality

9.1 Information and data, relating to Customer and its clients, customers, employees, representatives, and agents, including financial, statistical, personnel, technical data, marketing information, manufacturing data and processes, product information, and other information regarded as confidential or proprietary by Customer, that is contained in the VMS System accessed by Supplier or is otherwise disclosed to Supplier or its personnel in connection with this SMSA ("Customer Information"), is the property of Customer and Supplier will use such Customer Information solely for purposes of providing Services to Customer under this SMSA. Upon Customer's and/or Guidant's request at any time, and upon the expiration or earlier termination of this SMSA for any reason, Supplier shall immediately deliver to Guidant or Customer, at Supplier's expense, any or all of the Customer Information, in the form requested by Guidant or Customer. Supplier shall not possess any interest, title, lien or right to any such Customer Information.

9.2 Each Party agrees that during the course of this SMSA, information that is non-public or proprietary ("Confidential Information") may be disclosed by such Party ("Disclosing Party) to the other Party ("Receiving Party"). Confidential Information shall including, but not limited to, trade secrets, methodologies, supplier lists, data, including cost and price data, software, computer and telecommunications systems, records, technical processes and formulas, product designs, sales, unpublished financial information, product and business plans, usage rates, projections, marketing data and memoranda, papers, letters, e-mail, notes, plans, documentation, records, and all copies thereof relating to past, existing, or planned business or technology of Guidant or Customer and their respective affiliates, clients and customers, and all Customer Information. All Work Products, software in source code or object code, deliverables, processes, specifications, or data developed by any Supplier Personnel in connection with this SMSA shall be Confidential Information, as shall the existence of and the terms and conditions of this SMSA.

9.3 Confidential Information shall not include information that Receiving Party can demonstrate:

a) is publicly disclosed by Disclosing Party either prior to or subsequent to the receipt by Receiving Party of such information;

b) was known to Receiving Party as of the time of its disclosure free from any obligation to keep such information confidential as demonstrated by written records of Receiving Party or the applicable Personnel maintained in the ordinary course of business or actual prior use;

c) is independently developed by Receiving Party or the applicable Personnel without access to the Confidential Information;

d) is rightfully obtained from a third party lawfully in possession of the Confidential Information and not under and not imposing a confidentiality obligation to the Disclosing Party; or

e) is required by law to be disclosed by such Party; provided Receiving and/or the applicable Personnel, where reasonably practicable and to the extent legally permissible, provides Disclosing Party with prior written notice of such required disclosure.

9.4 Each Party shall, and shall cause its employees to, hold all of Customer's and the other Party's Confidential Information in trust and confidence. Except as may be authorized by Disclosing Party in writing, Receiving Party shall not, and shall cause its personnel not to disclose to any person, firm, or enterprise. Except Customer, or use for its own benefit, any such Confidential Information. Receiving Party shall, and shall cause its personnel to, limit access and disclosure of such Confidential Information to Receiving Party's Personnel on a "need to know" basis only. All personnel shall comply with the confidentiality obligations set forth in this SMSA and Receiving Party shall be fully responsible for their Personnel's compliance with the confidentiality obligations set forth in this Agreement and any breach of such obligations.

9.5 Receiving Party acknowledges that unauthorized disclosure of Customer's or Disclosing Party's Confidential Information may cause irreparable injury to Disclosing Party or Customer, which injury shall be inadequately compensable in damages. Accordingly, Receiving Party agrees that Disclosing Party or Customer may seek and obtain injunctive relief against the breach or threatened breach of Receiving Party's confidentiality obligations under this SMSA, in addition to any other legal remedies which may be available.

Section 10: Intellectual Property Rights and Security

10.1 Supplier acknowledges and agrees that Customer shall have exclusive, unlimited ownership rights to all results of any services performed under this SMSA, including any and all software (including object and source code), deliverables, computer system designs, documentation, know-how, trade secrets, inventions (whether or not patentable or reduced to practice), improvements, processes, developments, materials, or data that the personnel make, conceive, or devise, either solely or jointly, both as individual items and/or a combination of components, as a result of Services performed under any Assignment or this Agreement (collectively, the "Work Product"), to the maximum extent permitted by law. All the foregoing shall be deemed to be a work made for hire and made in the course of the Services rendered under this SMSA.

10.2 All rights, title, and interest in and to the Work Product shall vest in Customer, and neither Supplier nor any Supplier personnel shall have any right, title, or interest in or to such Work Product. To the extent that title to any Work Product may not, by operation of law, vest in Customer or such Work Product may not be considered work made for hire, all rights, title, and interest therein is hereby irrevocably assigned to Customer to the maximum extent permitted by law. Supplier further agrees to cause each of its personnel to similarly assign to Customer all such rights, title and interest in and to the Work Product to the maximum extent permitted by law. All Work Product shall belong exclusively to Customer, with Customer having the right to obtain and to hold in its own name, copyrights, registrations, or such other protection as may be appropriate to the subject matter, and any extensions and renewals of such protections. Supplier agrees to give Customer and any person designated by Customer reasonable assistance, at Customer's expense, required to perfect the rights defined in this Section 10.2.

10.3 Unless otherwise requested by Customer, upon the completion of the services to be performed under each Assignment or upon the earlier termination of such Assignment, or at Customer's request, Supplier shall cause its Personnel to immediately turn over to Customer all Work Product,

and all copies thereof, developed pursuant to such Assignment. All Work Product reduced to tangible form, including any deliverables, shall bear Customer's copyright and trade secret notices, or such other proprietary notice as Customer may specify. Neither Supplier nor its Personnel shall possess any interest, title, lien, or right to any such Work Product.

10.4 Supplier shall cause its Personnel to promptly make a complete written disclosure to Customer of each invention, discovery, device, or procedure whether patentable or not ("Disclosed Subject"), conceived or first actually reduced to practice, solely or jointly, by such personnel and/or Customer as a result of Services performed under this SMSA or any Assignment. As to each such Disclosed Subject, Supplier's Personnel shall specifically point out the features or concepts which he/she believes to be new or different.

10.5 All intellectual property rights, including patent, copyright, and trademark relative to the VMS System utilized by Guidant and Supplier to perform their respective services herein will be owned solely by the VMS System owner. The utilization of any VMS System by Guidant and Supplier in the performance of services pursuant to this SMSA shall not be interpreted to convey any right, title license, or entitlement of continuous possession or use of such software to Supplier. Supplier shall be required to enter into an acceptable end user agreement and agree to be bound by the terms of such agreement in its use of the VMS System in furtherance of this SMSA.

10.6 Access to Customer's systems, if any, is granted solely to allow performance of the Services described in this SMSA and is limited to those specific systems, time periods and individuals. Access is subject to such business control and information protection policies, standards and guidelines as may be provided by Customer. Use of any other assets, property or systems of Customer is expressly prohibited. This prohibition applies even when a Customer system that Supplier is authorized to access serves as a gateway to other systems outside the scope of Supplier's authorization. Use of Customer's systems during other time periods or by individuals not authorized by Customer is expressly prohibited. Without limiting the foregoing, Supplier represents and warrants that it has adequate security measures in place to comply with the above obligations and to ensure that access granted hereunder will not impair the integrity and availability of Customer's systems. Upon reasonable notice and with prior written consent which shall not be unreasonably withheld, Guidant and/or Customer may audit Supplier to verify its compliance with these obligations.

Section 11: Non-Solicitation

11.1 To the extent allowable by law, both Parties agree not to offer employment to, hire, or engage the services of, directly or indirectly, the Personnel of the other Party, whom either Party comes into direct contact with or becomes aware as a result of this Agreement, during the term of this Agreement and any extension thereof, and for a period of six (6) months thereafter, without the other Party's written consent. Supplier acknowledges that Customer shall have the right to solicit and employ Supplier Personnel assigned under this Agreement as set forth herein.

11.2 Supplier will not hire or solicit the employment of any Customer personnel while Supplier is providing Personnel or Services under this Agreement and for a period of six (6) months thereafter.

11.3 Supplier, on behalf of itself and any of its subsidiary or affiliated companies, agrees not to solicit or attempt to solicit, either directly or indirectly, the business or trade of Customer, in connection with the services Guidant performs for Customer pursuant to the MSP Agreement, for its benefit or the benefit of any third party, during the term of this Agreement and for a period of six (6) months thereafter.

11.4 For the purposes of this Section, the advertisement of employment opportunities by a Party in any public forum (including magazines, trade journals, publicly accessible internet sites, classified advertisements, or job fairs open to the public) or the use of a third party recruiting service shall not be considered "solicitation", and the hiring of an individual as a result of his or her response to such a general employment advertisement, through a third party recruiting service or in response to his or her unsolicited employment inquiry shall not constitute a breach of this SMSA.

Section 12: Relation of Parties

12.1 Supplier is an independent contractor and, as such, will assume responsibility for its own Personnel and will make all reports and deductions for social security and withholding taxes and for contributions for unemployment compensation funds, as required by applicable law. Nothing contained herein may be construed to make Supplier an agent, partner or joint venture of Guidant or Customer.

12.2 Ineligibility for Benefits. Supplier's Personnel assigned to Customer under this Agreement will remain Personnel of Supplier and will not by reason of their assignment to Customer become employees of Guidant or Customer. Such Personnel will not be entitled to participate in any of Guidant's or Customer's employee benefit plans, including pension, 401(k), profit sharing, retirement, deferred compensation, welfare, medical, health, group, insurance, disability, bonus, vacation pay, severance pay and other similar plans, programs and agreements, whether reduced to writing or not.

Section 13: Insurance

13.1 Required Insurance. Suppliers shall maintain the following minimum levels of insurance during the term of this SMSA.

a) General liability limits of Two Million Dollars ($2,000,000) per occurrence and Four Million Dollars ($4,000,000) aggregate;
b) Automobile liability, One Million Dollars ($1,000,000) per occurrence;
c) Workers' compensation, Statutory limits including $1,000,000 Employers Liability Limit;
d) Fidelity bond, One Million Dollars ($1,000,000) annual aggregate; and
e) Umbrella liability, Five Million Dollars ($5,000,000) annual aggregate.

Guidant's insurance shall not be deemed to cover or be excess to the insurance of any Supplier.

13.2 Insurance Documentation. Supplier shall furnish such certificates and other appropriate documentation to Customer and/or Guidant and ensure that the certificates or other appropriate documentation include a provision under which the applicable insurer will give written notice to Customer in accordance with policy provisions before limits or scopes of coverage are materially altered or insurance is cancelled or non-renewed.

Section 14: Indemnification and Limitation of Liability

14.1 By Supplier. Supplier agrees, at its own expense, to indemnify, defend, and hold harmless Guidant and Customer and their parents, subsidiaries, affiliates, directors, officers, employees, and agents against any and all losses, liabilities, judgments, awards, and costs (including attorneys' fees and expenses) arising out of or relating to:

(A) any claim on account of any act on the part of Supplier, its employees, representatives, subcontractors or agents (including any independent contractors working through

Supplier), including but not limited to any liability or damages resulting from breach of any duty, theft of material or services, or for personal injury (including death) or damage to property arising out of any act or omission, negligent or otherwise, caused by Supplier, its employees, representatives, subcontractors or agents; provided however, that Supplier's obligation to indemnify pursuant to this Section 14.1(A) shall not apply to any loss or liability caused by willful misconduct or gross negligence of Customer's or Guidant's employees;

(B) any claim under any labor, employment, tax, or other laws or regulations of the United States or of any State arising out of any action or inaction of Supplier, its employees, representatives, subcontractors or agents; provided, however, that Supplier's obligation to indemnify pursuant to this Section 14.1(B) shall not apply to any loss or liability caused by willful misconduct or gross negligence of Customer's or Guidant's employees;

(C) any claim for payment of compensation (including benefits) or salary asserted by any Supplier Personnel, including its subcontractor's Personnel, or any other liabilities, costs, and expenses (including, but not limited to, attorneys' fees) associated with a determination by any federal, provincial, state or local government, any court or any other applicable entity that the Personnel provided by Supplier are employees of Guidant or Customer for any purpose;

(D) any breach by Supplier, its employees, representatives, subcontractors or agents, of any of the provisions of this Agreement;

(E) Supplier's, or its employees, representatives, subcontractors or agents, failure to comply with applicable laws, regulations, or orders;

(F) breach of any obligation of Supplier, or its employees, representatives, subcontractors or agents contained in this Agreement; or

(G) any direct claim for worker's compensation benefits or personal injury claims for job related bodily injury or death against Guidant or Customer by any Supplier Personnel, including its subcontractor's Personnel, or, in the event of death, by their personal representatives.

The obligations of this Section 14.1 will survive any termination of this Agreement.

14.2 By Guidant. Guidant will indemnify, defend and hold harmless Supplier and its directors, officers, employees and agents from and against all damages imposed upon or incurred by Supplier arising out of any of the following:

(A) Guidant's failure to comply with all applicable laws, regulations or orders;

(B) Any grossly negligent act or omission or intentional misconduct on the part of Guidant, its officers, directors or employees, provided Guidant's indemnity obligation will be limited to property damage, bodily injury and wrongful death;

(C) Breach of any representation or warranty under this Agreement by Guidant.

Guidant's obligation to indemnify pursuant to this Section 14.2 shall not apply to any loss or liability caused by willful misconduct or gross negligence of Supplier's employees. The obligations of this Section 14.2 will survive any termination of this Agreement.

14.3 Indemnification Procedure. The Party seeking indemnification under this Section 14 (the "Indemnified Party") shall notify the other Party (the "Indemnifying Party") promptly after the Indemnified Party receives notice of a claim for which indemnification is sought under this SMSA, provided, however, that no failure to so notify the Indemnifying Party shall relieve the Indemnifying Party of its obligations under this SMSA except to the extent that it can demonstrate damages directly attributable to such failure. The Indemnifying Party shall have authority to defend or settle the claim; *provided however*, that the Indemnified Party, at its sole discretion and expense, shall have the right to participate in the defense and/or settlement of the claim, and *provided further*, that the Indemnifying Party shall not settle any such claim imposing any liability or other obligation on the Indemnified Party without the Indemnified Party's prior written consent.

14.4 Except for a Party's confidentiality obligations, in no event shall either Party be liable for any incidental, consequential, exemplary, special or punitive damages or expenses or lost profits, regardless of how characterized and even if the Party has been advised of the possibility of such damages, under or in connection with this Agreement or SOS, regardless of the form of action.

14.5 In the event Supplier fails to provide indemnification protection to Guidant and/or Customer or breaches any warranty provision, Guidant shall have the right to offset any amounts that are owed to Supplier for Services provided under this SMSA or any other agreement. Such offsets shall not preclude Guidant from seeking any additional amounts owed to Guidant if the offset amount is less than the total amount owed to Guidant and/or Customer.

Section 15: Dispute Resolution

In the event of a dispute between the Parties arising out of or related to this SMSA, then upon the written request of either Party, each party will designate a representative to resolve such dispute. The designated representatives will discuss the problem and negotiate in good faith in an effort to resolve the dispute without any formal proceeding. The specific format for such discussions will be left to the discretion of the designated representatives. If the designated representatives are unable to resolve the dispute, then the Parties may pursue their rights and remedies as available under this Agreement or applicable law.

Section 16: Publicity

Neither Party will disclose the nature or terms of this Agreement without the prior written consent of the other Party. Neither Party will use the other Party's proprietary indicia, trademarks, service marks, trade names, logos, symbols or brand names, or otherwise refer to or identify the other Party in advertising, publicity releases, or promotional or marketing publications or correspondence to third parties without, in each case, securing the prior written consent of the other Party.

Section 17: Assignment and Subcontracting

17.1 Guidant may assign this SMSA or any of its rights or interests hereunder, or delegate any of its obligations hereunder, to (i) an affiliate, (ii) Guidant's successor pursuant to a merger, reorganization, consolidation or sale, or (iii) an entity that acquires all or substantially all of that portion of Guidant's assets or business for which the Services were being provided. Except as otherwise provided above, neither Party may assign this SMSA nor any of its rights or interests hereunder, no delegate any obligation to be performed hereunder, without the prior written consent of the other Party. Any attempted assignment or delegation in contravention of this Section shall be null and void, and of no force and effect. This SMSA shall be binding upon, and shall inure to the benefit of, the legal successors and permitted assigns of the Parties.

17.1.1 The following provisions of this Section 17.1.1 apply solely to Suppliers who have entered into factoring arrangements or other transfers of accounts receivable:

Supplier shall provide Guidant with written notice of an assignment, factoring, or other transfer of its right to receive payments arising under this SMSA thirty (30) days prior to such assignment, factoring, or other transfer taking legal effect. Any changes in an assignment, factoring, or other transfer arrangement should be similarly noticed to Guidant. Such written notice shall include the name and address of assignee/transferee, date assignment is to begin, and terms of the assignment, and shall be considered delivered upon receipt of such written notice by Guidant at the address below. As a condition of Guidant's acceptance of such payment instruction, Supplier agrees to provide Guidant, and or to ensure that any assignee shall provide Guidant, with such financial information or other documentation as Guidant may determine appropriate and necessary to evaluate such transaction. Supplier shall be allowed to have only one assignment, factoring or transfer legally effective at any one point in time. No multiple assignments, factorings or transfers by Supplier shall be permitted. Guidant shall have the right to take deductions or other set-offs against any payment assigned, transferred, or factored by Supplier and Supplier shall defend and indemnify Guidant against and hold Guidant harmless from any and all lawsuits, claims, actions, damages (including reasonable attorneys' fees, court costs, obligations, liabilities, or liens) arising or imposed in connection with the assignment or transfer or factoring of any account or right arising thereunder. Supplier also releases and waives any right, claim, or action against Guidant for amounts due and owing under this SMSA where Supplier has not complied with the notice requirements of this Section. Supplier acknowledges and agrees that Guidant shall be entitled to rely on the payment instruction on file for Supplier unless and until Supplier changes such instruction by formal notice as set forth herein and that no other form of notice shall be acceptable or effective unless Guidant shall provide express written waiver of such notice requirement. Such notices shall be mailed directly to:

Guidant Global, Inc.
Attn: Supplier Relations
27777 Franklin Road
Suite 600
Southfield, MI 48034

17.2 Supplier may not subcontract any of the Services to be performed under this SMSA without the prior written consent of Guidant or, where required, the Customer.

17.3 Supplier shall ensure that any agreements between Supplier and its subcontractors shall contain all material terms and conditions of this SMSA ("Subcontractor Agreement(s)"), and Customer or Guidant shall have the right to audit such Subcontractor Agreements. Supplier further represents and warrants that any Contingent Worker provided by a subcontractor shall be an employee of such subcontractor and not an independent Contingent Worker nor an employee of any other company. Any subcontracting by Supplier shall not relieve Supplier of full responsibility for all of the services under this SMSA and/or any Work Order, including the subcontracted portion. Any failure of a subcontractor to perform shall be considered for all purposes to be a failure of Supplier to perform, and Supplier shall remain fully liable for any defects in Services performed by subcontractors, any breaches by subcontractors, and any and all damages or injuries caused by subcontractors.

17.4 The following provisions of this Section 17.4 apply solely to Suppliers utilizing the services of a professional employer organization ("PEO"):

17.4.1 Supplier is using the services of a PEO to provide certain human resource related services which may include, but are not limited to, payroll activities, benefit administration, employer's practice and liability insurance, and worker's compensation insurance to all or a portion of Supplier's employees, including those provided to Customer as Contingent Workers under this SMSA, as a co-

employer. Under this arrangement, Supplier retains responsibility for day-to-day supervision and control of the employees including, but not limited to, hiring, firing and other disciplinary action, proper classification of employees as exempt or non-exempt, maintain accurate and adequate records regarding time worked, wage determinations, provision of safe work environments and timely reporting of any work-related injuries.

17.4.2 Supplier acknowledges that Supplier has agreed to certain obligations with respect to Customer's MSP Program and agrees that Supplier's use of a PEO will not interfere with its ability to meet those agreed obligations.

Supplier will defend, indemnify and hold harmless Guidant and Customer and their respective officers, directors, employees, agents, successors and permitted assigns (each, a "Permitted Indemnitee") from and against any and all claims, demands, damages (including liquidated, punitive and compensatory), actions in state or federal courts or before administrative agencies, losses and liabilities, costs and expenses (including reasonable attorneys' fees) and monetary fines or penalties assessed by any administrative agency ("Actions") arising out of or resulting from:

(a) Any breach by Supplier of any representation, warranty, or obligation of Supplier under this SMSA, including but not limited to PEO's failure to comply with all employment or other laws affecting or in any other way related to the services PEO provides to Supplier; and
(b) Any negligent or willful acts or omissions of the PEO.

Permitted Indemnitee will promptly notify Supplier in writing of any Action and cooperate with Supplier at Supplier's sole cost and expense. Supplier will immediately take control of the defense and investigation of such Action and shall employ counsel of its choice to handle and defend the same, at the Supplier's sole cost and expense. Supplier will not settle any Action in a manner that adversely affects the rights of Permitted Indemnitee without the Permitted Indemnitee's prior written consent, which shall not be unreasonably withheld or delayed. The Permitted Indemnitee may participate in and observe the proceedings at its own cost and expense.

17.4.3 Supplier acknowledges and agrees that neither Guidant nor Customer shall have any obligation to provide any notice(s) required under this SMSA to Supplier's PEO. Supplier will be responsible for any and all notifications to Supplier's PEO.

17.4.4 With respect to Section 8 above, Right to Audit, Supplier acknowledges and agrees that Supplier is responsible for ensuring any business records or other documentation required under said Section that are in the possession of Supplier's PEO are properly produced and/or retained as agreed therein and otherwise complying with the obligations under said Section.

Section 18: Labor Organizations

In the event Supplier enters into any collective bargaining agreement covering any Personnel assigned to Customer, Supplier shall have sole control and responsibility for and will be sole signatory with respect to all such labor negotiations, grievances, collective bargaining agreements and related labor matters. Supplier will not violate the terms of any collective bargaining agreement which Supplier may sign with respect to Supplier's Personnel.

Section 19: General

19.1 Governing Law. This SMSA is to be construed in accordance with and governed by the internal laws of the State of California without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of California to

the rights and duties of the parties. Any legal suit, action or proceeding arising out of or relating to this Agreement shall be commenced in federal court in the Central District of California or in state court in the County of Los Angeles, California, and each party hereto irrevocably submits to the exclusive jurisdiction and venue of any such court in any such suit, action or proceeding.

19.2 Entire Agreement. This document, together with its schedules and attachments, is the entire agreement and understanding between the parties and supersedes all prior understandings and agreements, whether oral or written, and will be binding upon their heirs, successors and assigns.

19.3 Force Majeure. Neither Party shall be responsible for any delay or failure in performance of any part of this SMSA to the extent that such delay is caused by reason of acts of God, pandemics and epidemics, wars, revolution, civil commotion, acts of public enemy, embargo, acts of government in its sovereign capacity, or any other circumstances beyond the reasonable control and not involving any fault or negligence of the Delayed Party ("Condition"). If any such Condition occurs, the Party delayed or unable to perform ("Delayed Party"), upon giving prompt notice to the other Party, shall be excused from such performance on a day-to-day basis during the continuance of such Condition (and the other Party shall likewise be excused from performance of its obligations on a day-to-day basis during the same period); provided however, that the Party so affected shall use its best reasonable efforts to avoid or remove such Condition, and both Parties shall proceed immediately with the performance of their obligation under this SMSA whenever such causes are removed or cease. Labor difficulties, including without limitation, strikes, slowdowns, work stoppage, picketing or boycotts, shall not constitute a Condition that excuses Guidant or Supplier from performance of its obligations under this SMSA. In the event of such labor difficulties, Guidant or Supplier shall use all lawful means to perform Services agreed to. If the Condition continues for more than sixty (60) days, then the Party affected may terminate this SMSA.

19.4 Incorporation by Reference. Every exhibit, schedule and other appendix attached to this SMSA and referred to herein is hereby incorporated in this SMSA by reference.

19.5 Amendments. Any amendments to this SMSA must be set forth in writing and signed by the applicable Parties.

19.6 Waivers. The failure of any Party, at any time, to require performance by any other Party of any provision of this SMSA shall not affect, in any way, the full right to require such performance at any time thereafter. Nor shall the waiver by any Party of a breach of any provision of this SMSA be taken or held to be a waiver of the provision itself.

19.7 Headings. Captions and headings are inserted for convenience. They are not to be considered in the event that any provision of this SMSA needs to be construed.

19.8 Unenforceable Provision. If one or more of the provisions of this SMSA is found to be invalid, illegal or unenforceable for any reason, the other provisions will remain effective and enforceable.

19.9 Survival. The following shall survive the termination or expiration of this SMSA: Sections 4, 6, 7, 8, 9, 10, 11, 12, 13, 14 and any other provision that is necessary to interpret the respective rights and obligations of the Parties.

19.10 Third Party Beneficiary. The Parties mutually agree that Customer is a third party beneficiary of all rights granted to Guidant under this SMSA, but Customer shall have none of the obligations imposed on Guidant under this SMSA.

19.11 Notice. Any notice required or permitted to be given under this SMSA shall be delivered by first class mail or email transmission addressed to:

If to Supplier:	If to Guidant:
CEO Devcool Inc. 5890 Stoneridge Dr #107 Pleasanton, CA 94588	Chief Executive Officer Guidant Global, Inc. 27777 Franklin Rd., Suite 600 Southfield, MI 48034
Copy to:	Copy to:
CEO Devcool Inc 5890 Stoneridge Dr #107 Pleasanton, CA 94588	General Counsel Guidant Global, Inc. 27777 Franklin Rd., Suite 600 Southfield, MI 48034

SIGNATURES

The Parties agree to the above SMSA hereto, as witnessed by their respective signatures below.

Supplier:	Guidant Global, Inc.
DocuSigned by: Sandeep Deokule BFD2C1591310412...	
Signature	Signature
Sandeep Deokule	
Name	Name
CEO	
Title	Title
08/10/2021	
Date	Date